Exhibit 99.1

PPG INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES

Market Information, Dividends and Holders of Common Stock

For the Year Ended December 31, 2005

Market Information

Stock Exchange Listings

PPG common stock is traded on the New York, Pacific and Philadelphia stock exchanges (symbol: PPG).

Quarterly Stock Market Price

	2005		2004
Quarter Ended	High	Low	High	Low
March 31	$74.73	$64.58	$64.60	$54.81
June 30	72.10	62.62	62.89	56.13
Sept. 30	66.52	57.41	62.75	56.20
Dec. 31	62.19	55.64	68.79	58.89

Dividends

	2005		2004
Month of Payment	Amount (Millions)	Per Share	Amount (Millions)	Per Share
March	$78	$0.45	$75	$0.44
June	81	0.47	78	0.45
September	79	0.47	77	0.45
December	78	0.47	77	0.45

Total	$316	$1.86	$307	$1.79

PPG has paid uninterrupted dividends since 1899. The latest quarterly dividend of 47 cents per share, voted by the board of directors on Jan. 19, 2006, results in an annual dividend rate of $1.88 per share.

Holders of Common Stock

The number of holders of record of PPG common stock as of Jan. 31, 2006, was 23,389, as shown on the records of the Company's transfer agent.